Exhibit 4.18

CONFORMED COPY

AGREEMENT

DATED 30th April, 2004

THE SELLERS

NAMED IN SCHEDULE 1

and

CARLISLE HOLDINGS LIMITED

for the sale and purchase of

all of the issued share capital

of Ohsea Holdings Limited

THIS AGREEMENT is made on 30th April, 2004

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in column A of Schedule 1 (each a Seller and together the Sellers); and

(2)	CARLISLE HOLDINGS LIMITED (incorporated as an International Business Company in Belize) whose registered office is at 60 Market Square, PO Box 384, Belize City, Belize (the Purchaser).

WHEREAS:

(A)	Ohsea Holdings Limited (registered number 4493380) (the Company) is a private company limited by shares having an issued share capital of £952,394.90 divided into: 1,622,899 ‘A’ ordinary shares of £0.10 each, 769,000 ‘B’ ordinary shares of £1 each, 70,350 ‘C’ ordinary shares of £0.10 each and 140,700 ‘D’ ordinary shares of £0.10 each (the Sale Shares).

(B)	The Sellers (save for the Trustee) are the legal and beneficial owners of those of the Sale Shares set out opposite their names in column B of Schedule 1. The Trustee is the legal owner of those Sale Shares set out opposite its name in column B of Schedule 1.

(C)	The Sellers wish to sell and the Purchaser wishes to purchase the Sale Shares on the terms set out in this agreement, in consideration for the issue and allotment to the Sellers of an aggregate number of 788,220 ordinary shares of no par value in the capital of the Purchaser (the Consideration Shares) in respect of the ‘A’ ‘B’ and ‘C’ ordinary shares to be sold hereunder and in consideration of the payment of £1 in respect of the D ordinary shares to be sold hereunder.

IT IS AGREED as follows:

1.	INTERPRETATION

In this agreement:

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in London for normal business;

2.	SALE AND PURCHASE

The Sellers with full title guarantee shall sell and the Purchaser shall purchase the Sale Shares.

3.	CONDITION PRECEDENT

The sale and purchase of the Sale Shares is conditional on the AIM market of the London Stock Exchange plc admitting all the Consideration Shares to trading on the Alternative Investment Market, subject only to their being issued and the Consideration Shares being listed on Nasdaq to the extent required by its rules (the Conditions)

4.	CONSIDERATION

The consideration for the sale of the ‘A’ ‘B’ and ‘C’ ordinary shares to be sold hereunder, shall be the issue and allotment to the Sellers of the Consideration Shares in the amounts set out opposite the name of each Seller in column C of Schedule 1, and in the case of the 140,700 ‘D’ ordinary shares to be sold hereunder by CS Services Limited, the consideration shall be the aggregate amount of £1.

The Consideration Shares will be allotted credited as fully paid and will have the rights attaching thereto as specified in the articles.

5.	COMPLETION

5.1	Completion of the sale and purchase of the Sale Shares (Completion) shall take place immediately after the signature of this agreement.

5.2	At Completion the Sellers shall procure the delivery to the Purchaser (subject only to the satisfaction of the conditions) of:

(a)	duly executed transfers of the Sale Shares in favour of the Purchaser or as it may direct;

(b)	share certificate(s) representing the Sale Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing); and

(c)	the certificate of incorporation, common seal, minute books, statutory registers and share certificate book of the Company.

5.3	At Completion a meeting of the directors of the Purchaser shall be held at or immediately following which, subject only to the satisfaction of the Conditions,:

(a)	the Consideration Shares shall be allotted to the Sellers in accordance with the provisions of the clause headed “Consideration”;

(b)	the names of the Sellers shall be entered in the register of members of the Purchaser as the holders of the Consideration Shares allotted to them; and

(c)	the Purchaser shall deliver share certificates representing the Consideration Shares to the respective allottees or as they may nominate.

5.4	At Completion, the Sellers (other than Andrew Dixey) shall procure that a meeting of the directors of the Company is held at or immediately following which, subject only to the satisfaction of the Conditions:

(a)	the transfer of the Sale Shares shall be approved; and

(b)	the name of the Purchaser shall be entered in the register of members of the Company; and

(c)	the Company shall deliver a share certificate representing the Sale Shares to the Purchaser.

5.5	In the event that the Conditions have not been satisfied by 5 p.m on 21st May 2004, this Agreement shall cease to be of any force and effect, unless the parties otherwise agree, and any documents and things delivered by any party (a “Deliverer”) to another party (a “Deliveree”) shall be returned by the relevant Deliveree to the Deliverer. Until such time, or until the satisfaction of the Conditions, (whichever is the earlier) such documents and things shall be held by the relevant Deliveree in escrow, and shall only be released from such escrow either (i) following the satisfaction of the Conditions (in which case they shall be held solely by the Deliveree for its own account); or (ii) at 5.pm on 21st May 2004 (in which case they shall be returned to the Deliverer as aforesaid .

5.6	Completion shall be deemed to occur when the Conditions have been satisfied.

6.	PUT OPTION

6.1	In consideration of the transactions contemplated by this agreement and the payment of £1 receipt of which is acknowledged, each of CS Services Limited, Benjamin Blackden and Andrew Dixey (each a “Putee”) grants to the Purchaser an option to require the Putees severally to purchase the entire issued share capital of S. Com Inc (the Option Shares), in the proportions set out in column (D) of Schedule 1 (the Put Option).

6.2	The Put Option shall be exerciseable only following judgment being given in favour of the plaintiffs in the case of Smith vs. S. Com Inc (case no. CGC-02-412968).

6.3	The aggregate price payable for the Option Shares shall be the sum of £1 payable by each Putee. The Purchaser may only exercise the Put Option by serving a notice substantially in the form of Schedule 2 (the Put Option Notice) on each Putee, and including evidence reasonably satisfactory to the Putees to the effect that the condition set out in 6.2 above has been satisfied.

6.4	Completion of any sale and purchase of the Option Shares (Option Shares Completion) shall take place at the offices of Allen & Overy at One New Change, London EC4M 9QQ on the date which is the tenth Business Day after the date of service of the Put Option Notice. At Option Shares Completion the Purchaser shall procure the delivery to the Seller of:

(a)	duly executed transfers in respect of the Option Shares to be transferred to the relevant Putee in favour of such person or persons as the Putee may direct, and in default of any such direction, in favour of the relevant Putee;

(b)	the share certificate(s) representing the Option Shares (or an express indemnity in a form satisfactory to the Putees in the case of any found to be missing); and

(c)	such other documents as may be necessary to enable the Putee or their relevant nominee(s) to obtain a good title to the Option Shares.

6.5	Against delivery of the documents referred to in subclause 6.4 above, each of the Putees shall pay in full for the Option Shares in immediately available funds.

7.	REGULATION S

7.1	The Consideration Shares are not registered under the United States Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States or to a U.S. Person (as defined as defined in Regulation S promulgated under the Act) unless registered or an exemption from registration is available.

7.2	None of the Sellers nor the legal and beneficial owners of the Sale Shares set out opposite the name of the Trustee in column B of Schedule 1 is a U.S. Person as defined in Regulation S or is a person in the United States. None of such persons nor the Purchaser has undertaken any activity as described in Regulation S for the purpose of or which could reasonably be expected to have the effect of conditioning the market in the United States for any of the Consideration Shares.

7.3	For a period of 40 days from Completion, none of the Consideration Shares will be offered or sold in the United States, to any U.S. Person or otherwise except in accordance with Regulation S; pursuant to registration of the Consideration Shares under the Act; or pursuant to an available exemption from the registration requirements of the Act. The certificates representing the Consideration Shares may be endorsed with a legend which reflects the provisions of this Section 7.3 and provides that any purported transfer of the Consideration Shares not in compliance with this Section 7.3 may not be recognised.

8.	PROTECTIVE COVENANTS

(1)	Benjamin Blackden covenants with the Purchaser and the Company that he shall not for a period of one year from Completion:

(a)	be engaged or (save as the holder of the shares in a listed company which confer not more than five per cent of the votes which could normally be cast at the general meetings of the company) be concerned in or interested in any business carrying on business in the United Kingdom which is competitive or likely to be competitive with any of the businesses carried on by the Company or any of its subsidiaries at Completion; or

(b)	canvass or solicit orders for the supply of services similar to those being provided by the Company or any of its subsidiaries at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of the Company or any of its subsidiaries; or

(c)	induce or attempt to induce any director or any employee of the Company or any of its subsidiaries to leave the employment of the Company or any of its subsidiaries.

(2)	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

(3)	If any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

(4)	Benjamin Blackden acknowledges that the above provisions of this clause are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Sale Shares.

9.	SELLERS AS TRUSTEES

The Sellers shall, until the Sale Shares are registered in the name of the Purchaser or as it may direct, hold the Sale Shares on trust for the Purchaser.

10.	COSTS

Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement save that the Purchaser shall pay all reasonable costs and expenses incurred by the Putees in connection with the exercise of the Put Option, including without limitation any stamp duty, registration fees or other similar taxes..

11.	FURTHER ASSURANCE

Each party shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to it in order to give effect to this agreement.

12.	WHOLE AGREEMENT

12.1	This agreement and the letters of confirmation, consent and waiver dated the same date from each of the Sellers to the Purchaser and the Company contain the whole agreement between the parties relating to the transactions contemplated by this agreement.

12.2	Each party acknowledges that in entering into this agreement it has not relied upon any representation, warranty, or other assurance (other than as set out in this agreement and the letters referred to in 12.1) made by or on behalf of any other party before signature of this agreement, and each party waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation warranty or other assurance.

13.	NOTICES

13.1	Any notice or other document to be served under this agreement may be delivered or sent by post or by hand to the party to be served at its address stated in this document or at such other address as it may have notified to the other parties in accordance with this clause.

13.2	Any notice or document shall be deemed to have been served:

(a)	if delivered, at the time of delivery; or

(b)	if posted, at 10.00 a.m. on the fifth Business Day after it was put into the post.

13.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted.

14.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with English law.

AS WITNESS the hands of the duly authorised representatives of the parties on the date which appears first on page 1.

SCHEDULE 1

THE SELLERS

(A)	(B)	(C)	(D)
Name and address of Seller	Number of Sale Shares	Number of Consideration Shares	Percentage of Option Shares
CS Services Limited 60 Market Square PO Box 384 Belize City Belize	1,622,899 ‘A’ ordinary shares 140,700 ‘D’ ordinary shares	519,526 Nil	1,622,899 2,462,249

Andrew Dixey Hill House Bloxham Oxfordshire OX15 4PH	69,000 ‘B’ ordinary shares 70,350 ‘C’ ordinary shares	22,088 22,521	139,350 2,462,249

Benjamin and Sally Blackden Crantford Layters Way Gerrards Cross Buckinghamshire SL9 7QZ	400,000 ‘B’ ordinary shares	128,049	700,000 2,462,249

Osborne Clarke Trustees Limited as trustee (the Trustee) of the Blackden Personal Settlement 2 Temple Back East Temple Quay Bristol BS1 6EG	300,000 ‘B’ ordinary shares	96,036

SCHEDULE 2

FORM OF PUT OPTION NOTICE

To: [Name of Putee]

Dear Sirs,

We refer to the Share Exchange and Option Agreement dated 23rd April, 2004 (the Agreement) and made between yourselves and ourselves and to the Put Option granted by you to us under the Agreement.

We hereby give you notice under and pursuant to clause 6 of the Agreement that we exercise the Put Option granted by you to us in respect of the relevant Option Shares to be purchased by [name of Putee].

Yours faithfully,

For and on behalf of

Carlisle Holdings Limited

SIGNATORIES

SIGNED by NORTHTOWN LIMITED	)	/s/ RADIANCE HEREDIA
for CS SERVICES LIMITED	)	FOR NORTHTOWN LTD, DIRECTOR

SIGNED by DAVID HAMMOND	)	/s/ D.B. HAMMOND
for CARLISLE HOLDINGS LIMITED	)

SIGNED by ANDREW DIXEY	)	/s/ ANDREW DIXEY
)

SIGNED by BENJAMIN BLACKDEN	) )	/s/ BENJAMIN BLACKDEN

SIGNED by SALLY BLACKDEN	) )	/s/ S.L. BLACKDEN

SIGNED by MATTHEW BENNETT and MARK WOODWARD for Osborne Clarke Trustees Limited in its capacity as a trustee of the BLACKDEN PERSONAL SETTLEMENT	) )	/s/ MATTHEW BENNETT (DIRECTOR) /s/ MARK WOODWARD (DIRECTOR)